EXHIBIT 1

JOINT FILING STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: May 5, 2014.

AURELIUS CAPITAL PARTNERS, LP By: Aurelius Capital GP, LLC, its General Partner By: /s/ Dan Gropper Name: Dan Gropper Title: Managing Director	AURELIUS CAPITAL INTERNATIONAL, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity By: /s/ Dan Gropper Name: Dan Gropper Title: Managing Director
AURELIUS CONVERGENCE FUND, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity By: /s/ Dan Gropper Name: Dan Gropper Title: Managing Director	AURELIUS CAPITAL MANAGEMENT, LP By: /s/ Dan Gropper Name: Dan Gropper Title: Managing Director
AURELIUS CAPITAL GP, LLC By: /s/ Dan Gropper Name: Dan Gropper Title: Managing Director	/s/ Mark D. Brodsky MARK D. BRODSKY